EXHIBIT 99.1

Rand Capital Announces Second Quarter Results

 * Sixth straight quarter of Net Asset Value Growth

 * Net Asset Value increases $0.03 during the quarter ending June 30,
   2007 to $3.04 per share

 * Over $6 million in funding remains available for future investment

 * Two new investments announced

BUFFALO, N.Y., July 26, 2007 (PRIME NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the second quarter ended June 30, 2007. Rand's net asset value increased by $0.03 during the quarter, to close the quarter ended June 30, 2007 at $3.04 per share. This was the sixth consecutive quarterly increase in net assets for Rand. At June 30, 2007, Rand's total investment portfolio was valued at $23 million, which exceeds its cost basis of $13 million, reflecting $10 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital stated, "I am pleased to report that for six straight quarters, we have grown our net asset value. Strong operating performance by our portfolio companies is reflected in our investment income. We continue to be pleased with the commercial success of our companies and look forward to sharing their results with you in the future."

Revenue

Investment income increased by 107% or approximately $442,000 to $856,000 for the six months ended June 30, 2007 compared with the same period last year. The growth in 2007 was driven by increases in dividends from portfolio companies.

Dividend and other investment income grew primarily because of higher Limited Liability Corporation (LLC) distributions from companies that have improving operational trends, in particular Gemcor II, LLC, (www.gemcor.com), Topps Meat Company LLC, (www.toppsmeat.com) and Carolina Skiff LLC, (www.carolina-skiff.com). Gemcor designs and sells automatic riveting machines to manufacturers of airframes, missile bodies, space system accessories, and other aerospace equipment. Topps is a 66 year-old manufacturer and supplier of premium frozen meat products. Carolina Skiff is a leading manufacturer of affordable fishing and recreational boats. LLC dividends can fluctuate based on portfolio companies' profitability and the timing of distributions.

The cash balance at June 30, 2007 was $4.4 million, representing $0.73 per share. In addition, Rand has $1.9 million of outstanding leverage available from the Small Business Administration (SBA) for future investment. During the quarter, Rand determined its tax obligations and reduced the current and deferred estimated tax liabilities which resulted in a $0.07 increase in net asset value.

Subsequent Events

Subsequent to quarter end, Rand made two investments. A $250,000 follow on debenture investment in Niagara Dispensing Technologies, Inc. which will be used to further their sales and marketing efforts and a $500,000 in Allworx Corporation which is headquartered in East Rochester, New York. Allworx has developed award-winning phone and network systems for small-to-medium sized businesses (SMB), and is selling their systems through a quickly growing network of Authorized Resellers. By combining the advanced features of today's Voiceover Internet Protocol (VoIP) systems with the key system features SMB's have grown to rely on, Allworx systems are ideal replacements for the millions of aging (TDM) PBX and key phone systems in use today. Daniel Penberthy, Executive Vice President of Rand, stated: "We have been working with Allworx for the past several years, and have found Allworx to be properly positioned in the SMB marketplace. Their established and growing reseller base should enable Allworx to continue to reach record sales volumes with its products. Rand is also pleased to join other notable co-investors in the deal, including, Advantage Capital, High Peaks Venture Capital, Enhanced Capital, and Cayuga Ventures."

Safe Harbor Statement

This press release may contain statements of a forward-looking nature relating to future events; are intended to be made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995; and are subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs, and a number of factors could cause actual results to differ materially from those expressed in this press release. Please see the Corporation's Form 10-Q previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business, including but not limited to, the risks associated with venture capital investing and other significant factors that could affect actual results. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small- and medium-sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716-853-0802
          pgrum@randcapital.com